Execution Version

CONTRIBUTION AGREEMENT

dated as of

August 2, 2016

between

TCP ALGENIST LLC,

ALGENIST HOLDINGS, INC.,

and

TERRAVIA HOLDINGS, INC.

EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B-1    Form of Trademark Assignment Agreement
EXHIBIT B-2    Form of Patent Assignment Agreement
EXHIBIT B-3    Form of Copyright Assignment Agreement
EXHIBIT B-4    Form of Domain Name Transfer Agreement
EXHIBIT C    Form of Intellectual Property License Agreement
EXHIBIT D    Form of Stockholders’ Agreement
EXHIBIT E    Form of Supply Agreement
EXHIBIT F    Form of Transition Services Agreement
EXHIBIT G    Illustrative Base Working Capital Calculation
EXHIBIT H    Form of Company Certificate of Incorporation and By-Laws

i

CONTRIBUTION AGREEMENT
AGREEMENT (this “Agreement”) dated as of August 2, 2016 between TCP Algenist LLC, a Delaware limited liability company (“Buyer”), Algenist Holdings, Inc., a Delaware corporation (“the Company”) and TerraVia Holdings, Inc., a Delaware corporation (“Seller”).
W I T N E S S E T H :
WHEREAS, Seller conducts a business that manufactures and sells skincare and cosmetics products under the Algenist brand (the “Business”);
WHEREAS, the Company desires to acquire substantially all of the assets and assume substantially all of the liabilities of the Business from Seller, and Seller desires to sell and contribute substantially all of the assets and transfer substantially all of the liabilities of the Business to the Company in exchange for cash and the issuance to Seller of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon the terms and subject to the conditions set forth herein;
WHEREAS, Seller is entering into this Agreement in connection with and as part of a single, integrated agreement with the Company and Buyer whereby the Company is, simultaneously with the transaction contemplated herein, raising capital by issuing shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to Buyer;
WHEREAS, the contribution of the assets of the Business by Seller and assumption of the liabilities of the Business by the Company, together with the issuance of Preferred Stock to Buyer, are collectively treated as a transaction that is intended to qualify as transfers to a controlled corporation under Section 351 of the Code;
WHEREAS, the Company, Buyer and Seller desire to enter into the Ancillary Agreements (as defined below), upon the terms and subject to the conditions set forth herein;
NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. The following terms, as used herein, have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, the Company shall not be considered an Affiliate of Seller.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Copyright Assignment Agreement, the Domain Name Transfer Agreement, the Intellectual Property License Agreement, the Stockholders’ Agreement, the Supply Agreement, the Transition Services Agreement and the Delayed Assets Assignment and Assumption Agreement.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Base Working Capital” means $10,896,000. Exhibit G shows the line items and adjustments used in determining Base Working Capital.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means each individual who is an employee of Seller and who (i) is currently based out of Seller’s Glendale, California facility or (ii) spent at least 75% of his or her working hours dedicated to the Business in the six months ended June 30, 2016 (including any such employee who is on sick leave, military leave, vacation, holiday, short-term disability, maternity leave, parental leave, or other statutory or similar approved leave of absence).
“Card Association” means VISA Inc., VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., MasterCard Inc., Discover Financial Services, LLC and any other payment card association, debit card network or similar entity having clearing, settlement, processing, facilitating, switching or oversight responsibilities, in each case with whom a company may directly or indirectly (including through a contractual relationship with other entities (e.g., merchant acquirers)) have a sponsorship or similar agreement and any legal successor organizations or association of any of them.
“Closing Date” means the date of the Closing.
“Closing Working Capital” means the excess of (i) accounts receivable and inventory (excluding Delayed Assets), over (ii) returns reserve, accounts payable and accrued liabilities (excluding accrued liabilities for paid time off), in each case of the Business as of the Closing Date, calculated in accordance with the line items and adjustments used in determining the Base Working Capital, as such asset and liability accounts are set forth on the Closing Statement of Assets and Liabilities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment, to the extent included in the Purchased Assets.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement dated as of February 8, 2016 between Tengram Capital Partners, L.P. and Seller.
“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA in Section 3(3)), whether or not subject to ERISA, and any plan, arrangement, agreement, program, or policy, whether oral or written, funded or unfunded, insured or uninsured, registered or unregistered, that provides any employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, loan, severance, retention, termination, change of control, pension, supplemental pension, retirement, vacation or other paid or unpaid leave, stock option, stock purchase, stock appreciation, share unit, phantom stock or other equity based compensation, deferred compensation, health, welfare, medical, dental, disability, life insurance and any other employee or retiree benefit or compensatory payment, whether or not subject to ERISA or written or unwritten, in each case, (i) that is maintained, sponsored, contributed to or entered into by Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller or any of its Subsidiaries in relation to the Business, or the beneficiaries or dependents of any such individual, or (ii) under which Seller or any of its Subsidiaries may have any liability or contingent liability related to the Business or the Purchased Assets.

“Environmental Laws” means any Applicable Law that has as its principal purpose the protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.
“False Advertising Claim” means any claim, action, suit or other proceeding alleging false or deceptive advertising or similar business practice in connection with the packaging or marketing of any product sold by the Business, whether prior to or after the Closing.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Indebtedness” means, without duplication, with respect to any Person (i) all obligations of such Person for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under any lease capitalized in accordance with GAAP, (v) all obligations of such Person for borrowed money or extensions of credit of others secured by a Lien (other than Permitted

Liens) on any asset of such Person, whether or not such obligations are assumed, (vi) all obligations of such Person, contingent or otherwise, directly or indirectly, guaranteeing any of the obligations described in clauses (i)-(v) above, of any other Person, (vii) all obligations of such Person to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (viii) all obligations of such Person in respect of bankers’ acceptances and under reverse repurchase agreements, and (ix) all obligations of such Person in respect of futures contracts, swaps and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).
“Intellectual Property” means any and all (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world and patentable inventions (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) know-how, confidential business information and trade secrets, including all product recipes and product formulations (collectively, “Trade Secrets”), (including, to the extent applicable to each case, (A) pricing and cost information, (B) business, corporate, operational and financial information, (C) business and marketing plans, (D) information related to customers, suppliers, and partners, (E) manufacturing and production processes and techniques, and (F) research and development information), (v) databases and data collections, (vi) any other similar type of proprietary intellectual property right and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the individual set forth in Section 1.01(a) of the Seller Disclosure Schedule.
“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed to Seller or any of its Subsidiaries and included in the Purchased Assets.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.
“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole,

excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Business operates, (ii) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Business, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business operates and not specifically relating to or having a materially disproportionate effect on the Business, (iv) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates, (v) any failure by the Business to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect unless otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (vii) any action taken (or omitted to be taken) at the request of the Company or Buyer.
“Multi-Employer Plans” means any Employee Benefit Plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate is required to contribute or participate in by reasons of a collective agreement or status and that are not maintained or administered by Seller or its ERISA Affiliates.
“Owned Intellectual Property” means all Intellectual Property owned by Seller or an Affiliate of Seller and included in the Purchased Assets.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“PCI Requirements” means the rules, regulations, standards, policies, manuals and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to the Business.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that begins on or before but ends after the Closing Date, the portion of such period beginning after the Closing Date.
“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Registered Intellectual Property” means any Intellectual Property that is issued, granted, or registered by or with any Governmental Authority or for which an application therefor has been filed with any Governmental Authority and included in the Purchased Assets.
“Seller Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property used exclusively in the Business.
“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, and all associated documentation.
“Statement Date” means March 31, 2016.
“Statement of Assets and Liabilities” means the unaudited statement of assets and liabilities of the Business dated as of the Statement Date, and included in the Financial Statements.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of or act as the board of directors or other governing body of such corporation or other legal entity, or of which such Person is a general partner or managing member. Notwithstanding the foregoing, solely for the purposes of ARTICLE 3 and Section 9.01, references to Seller’s Subsidiaries shall be deemed to refer only to such entities that hold any portion of the Purchased Assets or that participate in the conduct of the Business.
“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, workers compensation, health insurance, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, equity securities, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) a liability for amounts of the type described in clause (i) as a result of Treasury Regulations Section 1.1502-6 or as a result of being a transferee or successor, or as a result of a contract or otherwise, or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.
“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Title IV Plan” means an Employee Benefit Plan subject to Sections 412 of the Code or 302 of ERISA, or Title IV of ERISA, other than any Multiemployer Plan.
“Transferred Intellectual Property” means (a) those Patents listed in Section 3.15(a)(i) of the Seller Disclosure Schedule; (b) those Trademarks listed in Section 3.15(a)(ii) of the Seller Disclosure Schedule; (c) those Copyrights listed in Section 3.15(a)(iii) of the Seller Disclosure Schedule; (d) those Trade Secrets that are used (or held for use) exclusively in the conduct of the Business and owned by Seller as of the Closing Date; and (e) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing. For the avoidance of doubt, any intellectual property that is determined to be “Transferred Intellectual Property” (other than Registered Intellectual Property) after the Closing and that is transferred to the Company or any of its Subsidiaries pursuant to Section 2.06 hereof shall, from and after the date of such determination, be deemed to have been Transferred Intellectual Property for all purposes hereunder as of the Closing.
“Transferred Software” means the Software listed in Section 3.15(a)(iv) of the Seller Disclosure Schedule. For the avoidance of doubt, any software that is determined to be “Transferred Software” after the Closing and that is transferred to the Company or any of its Subsidiaries pursuant to Section 2.06 shall, from and after the date of such determination, be deemed to have been Transferred Software for all purposes hereunder as of the Closing.
“Working Capital Collar” means $544,800.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	Section 2.07
Accounts Receivable	Section 2.01
Action	Section 3.09
Active Business Employee	Section 9.02
Agreement	Preamble
Allocation Statement	Section 2.07
Apportioned Tax Obligations	Section 8.01
Assignment and Assumption Agreement	Section 2.08
Assumed Liabilities	Section 2.03
Business	Recitals
Business Leases	Section 3.11

Term	Section
Buyer	Preamble
Buyer Indemnified Parties	Section 11.02
Cash Consideration	Section 2.07
Change	Section 7.05
Closing	Section 2.08
Closing Statement of Assets and Liabilities	Section 2.10(a)
Common Stock	Recitals
Company	Preamble
Company Benefit Plans	Section 9.04
Contracts	Section 2.01
Copyright Assignment Agreement	Section 2.08
Customer Information	Section 3.16
Damages	Section 11.02
Debt Consideration	Section 2.07
Delayed Assets	Section 2.01(c)
Delayed Assets Assignment and Assumption Agreement	Section 2.09
Delayed Closing	Section 2.09
Domain Name Transfer Agreement	Section 2.08
Excluded Assets	Section 2.02
Excluded Employees	Section 9.02
Excluded Liabilities	Section 2.04
Excluded Licenses	Section 2.02
FDA	Section 3.10
Field	Section 5.03
Final Working Capital	Section 2.11
Indemnified Party	Section 11.03
Indemnifying Party	Section 11.03
Intellectual Property License Agreement	Section 2.08
Intellectual Property Licenses	Section 3.15
Inventory	Section 2.01
Material Contracts	Section 3.08
Material Distributors	Section 3.22
Material Suppliers	Section 3.22
Opt-out Notifications	Section 3.16
Outbound Intellectual Property Licenses	Section 3.15
Patent Assignment Agreement	Section 2.08
Permitted Liens	Section 3.11
Petty Cash	Section 2.01
Post-Closing Tax Period	Section 8.01
Potential Contributor	Section 11.05(e)
Preferred Stock	Recitals

Term	Section
Purchase Price	Section 2.07
Purchased Assets	Section 2.01
Qualifying Offer	Section 9.02
Required Consents	Section 10.02(c)
Seller	Preamble
Seller Trademarks	Section 2.02
Stock Consideration	Section 2.07
Stockholders’ Agreement	Section 2.08
Supply Agreement	Section 2.08
Taxing Authority	Section 1.01
Tax Benefit	Section 8.01
Third Party Claim	Section 11.03
Trademark Assignment Agreement	Section 2.08
Transfer Taxes	Section 8.01
Transferred Employees	Section 9.02
Transition Services Agreement	Section 2.08
Update Notice	Section 7.05
WARN Act	Section 7.04
Warranty Breach	Section 11.02

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, the Company agrees to acquire from Seller and Seller agrees to sell, contribute, convey, transfer, assign and deliver, or cause to be sold, contributed, conveyed, transferred, assigned and delivered, to the Company at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the assets, properties and business, of every kind and description, owned, held or used exclusively in the conduct of the Business as the same shall exist on the Closing Date (the “Purchased Assets”), including all right, title and interest of Seller in, to and under the following Purchased Assets to the extent owned, held or used exclusively in the conduct of the Business:
(a)    the leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon, including those listed on Section 3.11(a) of the Seller Disclosure Schedule;
(b)    all personal property and interests therein, including furniture, office equipment and communications equipment, including those items listed on Section 3.11(b) of the Seller Disclosure Schedule;
(c)    all raw materials, work-in-process, finished goods, supplies and other inventories, other than inventories described on Section 2.01(c) of the Seller Disclosure Schedule (“Inventory”); provided that inventories subject to the Distribution Letter described in Section 2.01(c) of the Seller Disclosure Schedule that remain unsold as of the date that is six months after the Closing Date (the “Delayed Assets”) shall constitute Inventory and Purchased Assets as of such date and shall be transferred to the Company pursuant to Section 2.09 hereof;
(d)    all contracts, agreements, leases, commitments, sales and purchase orders and other instruments, including those listed on Section 3.08 of the Seller Disclosure Schedule (collectively, the “Contracts”);
(e)    the Transferred Intellectual Property;
(f)    all accounts, notes and other receivables, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(g)    all prepaid expenses, including leases and rentals;

(h)    all petty cash located at the operating facilities of the Business (“Petty Cash”);
(i)    all rights, claims, credits, causes of action or rights of set-off against third parties exclusively relating to or arising from the Business, the Purchased Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;
(j)    all licenses (not including licenses of Intellectual Property), permits or other governmental authorizations, other than the Excluded Licenses;
(k)    all books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, lists of current and former suppliers, personnel and employment records, and including any information (other than any income Tax returns of Seller) to the extent relating to any Tax imposed on the Purchased Assets or the Business and capable of being separately stated (provided that Seller may retain a copy of any such Tax information); and
(l)    all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that the Company is the successor to the Business.
Section 2.02    Excluded Assets. Buyer and the Company expressly understand and agree that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:
(a)    all of the business, properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller or its Subsidiaries on the Closing Date and used or held for use in the operation or conduct of any business of Seller or its Subsidiaries other than the Business;
(b)    all of Seller’s bank accounts and cash and cash equivalents on hand and in banks, except for Petty Cash;
(c)    inventories described on Section 2.01(c) of the Seller Disclosure Schedule; provided that the Delayed Assets shall cease to be Excluded Assets as of the date that is six months after the Closing Date and shall be transferred to the Company pursuant to Section 2.09 hereof;
(d)    insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;
(e)    all Software used or held for use by Seller or any of its Subsidiaries, other than the Transferred Software;

(f)    except for (A) the Transferred Intellectual Property and (B) as otherwise expressly provided in the Ancillary Agreements, all rights relating to any Intellectual Property owned or licensed by Seller or any of its Subsidiaries;
(g)    all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Seller and its Affiliates;
(h)    the property and assets set forth on Section 2.02 of the Seller Disclosure Schedule;
(i)    all rights of Seller arising under this Agreement, the Ancillary Agreements and the Common Stock;
(j)    all rights, title and interest in the Employee Benefit Plans and the assets thereof;
(k)    all rights, claims, credits, causes of action or rights of set-off against third parties exclusively relating to or arising from the Excluded Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;
(l)    all Tax Benefits allocated to Seller in accordance with the terms of Section 2.04(e);
(m)    all Tax-related documents of Seller and its Affiliates (except to the extent relating to the Purchased Assets or the Business);
(n)    all licenses and permits set forth on Section 2.02(n) of the Seller Disclosure Schedule (the “Excluded Licenses”); and
(o)    any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.
Section 2.03    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Company agrees, effective at the time of the Closing, to assume and pay, perform and discharge all debts, obligations, contracts and liabilities of Seller of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the Purchased Assets or the conduct of the Business, except for the Excluded Liabilities (the “Assumed Liabilities”), including the following:
(a)    all liabilities set forth on the Statement of Assets and Liabilities and all liabilities incurred thereafter to the extent not satisfied prior to the Closing Date, including trade payables and capital lease obligations related to the Purchased Assets;

(b)    all liabilities and obligations of Seller arising under the Contracts;
(c)    all liabilities and obligations arising out of any action, suit, investigation or proceeding relating to or arising out of the Business or the Purchased Assets before any arbitrator or any Governmental Authority other than the matters identified on Section 2.04(g) of the Seller Disclosure Schedule;
(d)    all liabilities and obligations relating to any products manufactured or sold by the Business on or prior to the Closing Date, including warranty obligations, liabilities relating to product marketing or packaging (except as set forth in Section 2.04(k)) and product liabilities; and
(e)    all Apportioned Tax Obligations, Taxes and Transfer Taxes allocated to the Company under ARTICLE 8.
Section 2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Company is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities related to the Business that they are obligated to pay and satisfy. Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:
(a)    (i)(x) all liabilities and obligations of Seller, and (y) all liabilities associated with the Purchased Assets or the Business arising prior to Closing, in each case for Taxes (other than Apportioned Tax Obligations and Transfer Taxes allocated to the Company under ARTICLE 8), including any Taxes for a Pre-Closing Tax Period arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing, (ii) any Taxes (other than Transfer Taxes) that arise as a result of the sale and contribution of the Purchased Assets pursuant to this agreement, (iii) any Taxes of any nature arising as a result of any prepaid income or similar items relating to the operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date and (iv) any Taxes of Seller or its Affiliates unrelated to the Business or the Purchased Assets which arise prior to the Closing;
(b)    all Apportioned Tax Obligations allocated to Seller under ARTICLE 8;
(c)    except to the extent expressly provided in Section 9.02, any liability to the extent (i) relating to any proceeding commenced or made by or on behalf of any current or former director, officer, employee, independent contractor or other service provider of Seller and its Subsidiaries arising out of or in connection with the conduct or any employment practice of Seller or its Subsidiaries, (ii) arising under or relating to any

Employee Benefit Plan (including any Employee Benefit Plan determined without regard for the words “related to the Business or the Purchased Assets” in clause (ii) of the definition thereof), or (iii) owed by Seller or its Subsidiaries to or on behalf of any current or former employee or service provider of Seller or its Subsidiaries (or the beneficiaries or dependents of any current or former employee or service provider of Seller or its Subsidiaries), bonuses and payroll or payroll-related liabilities, in each case, whether prior to, on or after the Closing Date;
(d)    any liability or obligation that arises out of or relates to any Indebtedness of Seller and its Subsidiaries, except to the extent assumed pursuant to Section 2.03;
(e)    any liability or obligation relating to an Excluded Asset;
(f)    any fees and expenses of counsel, accountants, consultants and other advisers incurred by Seller or any of its Affiliates in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;
(g)    any liabilities in respect of any matter identified on Section 2.04(g) of the Seller Disclosure Schedule;
(h)    any liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;
(i)    any trade accounts payable of Seller (i) to the extent not accounted for on the Closing Statement of Assets and Liabilities, or (ii) which constitute intercompany payables owing to Affiliates of Seller;
(j)    the liabilities and obligations set forth in Section 2.04(j) of the Seller Disclosure Schedule; and
(k)    any liabilities in respect of any False Advertising Claim that is filed or as to which a written threat is received by any party hereto from the date hereof through the date that is three months after the Closing Date, except to the extent that such False Advertising Claim relates to any marketing materials or activities (including on any website) or packaging that had been created or modified after the Closing Date.
Section 2.05    Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party, would constitute a breach or other contravention of such Purchased Asset. Seller, Buyer and the Company shall use their commercially reasonable efforts (but without any payment of money by Seller, Buyer or the Company) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Company as Buyer may request. Without limiting Seller’s obligation to deliver the Required Consents at Closing pursuant to Section 2.09, if such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that the Company would not in fact receive all such rights, Buyer and the Company acknowledge that Seller shall not thereby be in breach of this Section 2.05, and Seller and the Company shall cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Company, or under which Seller would enforce for the benefit of the Company, with the Company assuming Seller’s obligations, any and all rights of Seller against a third party thereto; provided, that if the Company elects not to enter into such an arrangement, Seller shall nevertheless be deemed to have satisfied its obligations hereunder. Seller shall promptly pay to the Company when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
Section 2.06    Wrong Pocket Assets. In the event that, at any time or from time to time for three years after the Closing Date, Seller, on the one hand, or the Company, on the other, shall become aware that it has received or otherwise possesses any asset that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.
Section 2.07    Purchase Price; Allocation of Purchase Price.
(a)    The purchase price for the Purchased Assets (including, for the avoidance of doubt, any Delayed Assets) (the “Purchase Price”) is $20,230,000 in cash (the “Cash Consideration”), the assumption of the Assumed Liabilities (the “Debt Consideration”) and 601,969 shares of Common Stock (the “Stock Consideration”). The Purchase Price shall be paid as provided in Section 2.08 and shall be subject to adjustment as provided in Section 2.11.
(b)    As promptly as practicable after the Closing, but not later than 45 days, the Company shall deliver to Seller a statement (the “Allocation Statement”), allocating each of the Cash Consideration and Stock Consideration to each of the Purchased Assets in accordance with Applicable Law. If within 30 days after the delivery of the Allocation Statement Seller notifies the Company in writing that Seller objects to the allocation set forth in the Allocation Statement, Seller and the Company shall use commercially reasonable efforts to resolve such dispute within 15 days. In the event that Seller and the Company are unable to resolve such dispute within 15 days, Seller and the Company shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Company and Seller.
(c)    Seller and the Company agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return, except as otherwise required by Applicable Law or a Taxing Authority.
(d)    If an adjustment is made with respect to the Purchase Price pursuant to Section 2.11 or ARTICLE 11, the Allocation Statement shall be adjusted as mutually agreed by Buyer and Seller. In the event that an agreement is not reached within 15 days after the determination of Final Working Capital, any disputed items shall be resolved in the manner described in Section 2.07(b). Seller and the Company agree to file any additional information return required to be filed pursuant to Treasury Regulation Section 1.351-3 and to treat the Allocation Statement as adjusted in the manner described in Section 2.07(b).
Section 2.08    Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets (other than the Delayed Assets) and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in ARTICLE 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. At the Closing:
(a)    Buyer shall pay to the Company by wire transfer to an account of the Company an amount in immediately available funds equal to the sum of the Cash Consideration, and $4,000,000.
(b)    The Company shall issue and deliver to Buyer a stock certificate in Buyer’s name representing 2,423,000 shares of Preferred Stock.
(c)    The Company shall pay to Seller the Cash Consideration by wire transfer to an account of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.
(d)    The Company shall issue and deliver to Seller a stock certificate in Seller’s name representing the Stock Consideration.
(e)    Seller and the Company shall enter into an “Assignment and Assumption Agreement” substantially in the form attached hereto as Exhibit A with respect to the Purchased Assets (other than the Delayed Assets), and, subject to the provisions hereof, Seller shall deliver to the Company such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in the Company all right, title and interest in, to and under the Purchased Assets (other than the Delayed Assets).
(f)    Seller and the Company shall enter into a “Trademark Assignment Agreement” in substantially the form attached hereto as Exhibit B-1.
(g)    Seller and the Company shall enter into a “Patent Assignment Agreement” in substantially the form attached hereto as Exhibit B-2.
(h)    Seller and the Company shall enter into a “Copyright Assignment Agreement” in substantially the form attached hereto as Exhibit B-3.
(i)    Seller and the Company shall enter into a “Domain Name Transfer Agreement” in substantially the form attached hereto as Exhibit B-4.
(j)    Seller and the Company shall enter into an “Intellectual Property License Agreement” substantially in the form attached hereto as Exhibit C.
(k)    Seller, Buyer and the Company shall enter into a “Stockholders’ Agreement” substantially in the form attached hereto as Exhibit D.
(l)    Seller and the Company shall enter into a “Supply Agreement” substantially in the form attached hereto as Exhibit E.
(m)    Seller and the Company shall enter into a “Transition Services Agreement” substantially in the form attached hereto as Exhibit F.
Section 2.09    Delayed Closing. On the date that is six months following the Closing (or, if such date is not a Business Day, on the next Business Day thereafter), or at such other time as the Company and Seller may agree, Seller and the Company shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A with respect to the Delayed Assets (the “Delayed Assets Assignment and Assumption Agreement”, and, subject to the provisions hereof, Seller shall deliver to the Company such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in the Company all right, title and interest in, to and under the Delayed Assets.
Section 2.10    Closing Statement of Assets and Liabilities; Closing Working Capital Statement.
(a)    As promptly as practicable, but no later than forty-five (45) days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller (i) the Closing Statement of Assets and Liabilities and (ii) a certificate setting forth Buyer’s calculation of Closing Working Capital based upon the Closing Statement of Assets and Liabilities (the “Closing Working Capital Statement”). The “Closing Statement of Assets and Liabilities” shall (x) fairly present the consolidated assets and liabilities of the Business as at the close of business on the Closing Date, (y) include line items substantially consistent with those in the Statement of Assets and Liabilities, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Statement of Assets and Liabilities. The “Closing Working Capital Statement” shall (x) fairly present the asset and liability accounts of the Business presented therein as at the close of business on the Closing Date, (y) include line items and adjustments consistent with those in the calculation of the Base Working Capital, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the calculation of the Base Working Capital.
(b)    If Seller disagrees with Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.10(a), Seller may, within thirty (30) days after delivery of the documents referred to in Section 2.10(a), deliver a notice to Buyer disagreeing with such calculation and that specifies Seller’s calculation of such amount and in reasonable detail, Seller’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement of Assets and Liabilities and Closing Working Capital Statement delivered pursuant to Section 2.10(a).
(c)    If a notice of disagreement shall be duly delivered pursuant to Section 2.10(b), Buyer and Seller shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.10(a) nor more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.10(b). If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement of Assets and Liabilities or Closing Working Capital Statement as to which Seller has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable but in any event within twenty-five (25) days, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between Final Working Capital and Closing Working Capital as set forth in Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.10(a) is greater than the difference between Final Working Capital and Closing Working Capital as set forth in Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.11(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d)    Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Statement of Assets and Liabilities and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.10, including making available to the extent necessary of books, records, work papers (to the extent in such party’s possession or, with respect to Buyer, in the Company’s possession) and personnel to the extent that they relate to the Closing Statement of Assets and Liabilities and Closing Working Capital Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Seller, as applicable.
(e)    The provisions of this Section 2.10 and of Section 2.11 shall be the sole and definitive means of determining Final Working Capital and any adjustment related to such amount, and no amount used in such determination shall be subject to a claim for indemnity under ARTICLE 11.
Section 2.11    Adjustment of Purchase Price.
(a)    If Final Working Capital is less than Base Working Capital minus the Working Capital Collar, an amount equal to the difference between the Final Working Capital and the Base Working Capital shall be paid to the Company in accordance with this Section 2.11. If Final Working Capital is greater than Base Working Capital plus the Working Capital Collar, an amount equal to the difference between the Final Working Capital and the Base Working Capital shall be paid to Seller by the Company in accordance with this Section 2.11. “Final Working Capital” means Closing Working Capital (i) as shown in the Closing Working Capital Statement delivered pursuant to Section 2.10(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.10(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.10(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.10(c); provided that in no event shall Final Working Capital be less than as set forth in the Closing Working Capital Statement or more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.10(b).
(b)    Any payment to be made by the Company or Seller pursuant to Section 2.11(a) shall be made at a mutually convenient time and place within 10 days after Final Working Capital has been determined by delivery of a certified or official bank check payable to Seller or the Company, respectively, in immediately available funds or by causing such payments to be credited to such account as may be designated by Seller or the Company, as the case may be.
Section 2.12    Tax Treatment. The parties hereby agree that the sale and contribution of the Purchased Assets by Seller and transfer of Assumed Liabilities to the Company in exchange for the issuance to Seller of the Stock Consideration and the Cash Consideration and the related issuance of the Preferred Stock to Buyer constitutes a transfer of property to the Company governed by Section 351 of the Code. Except as otherwise required by (i) a Taxing Authority or (ii) a determination within the meaning of Section 1313 of the Code, none of the parties will take a position inconsistent with the foregoing treatment for any income tax purposes.
Section 2.13    Withholding. The Company shall be entitled to deduct and withhold from any payment made pursuant to this Agreement in such amounts as are required to be deducted and withheld with respect to such payment under the Code, or any provision of applicable state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by the Company to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.
ARTICLE 3
Representations and Warranties of Seller
Subject to Section 13.12, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer and the Company as of the date hereof and as of the Closing Date that:
Section 3.01    Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power to carry on the Business as now conducted. Section 3.01 of the Seller Disclosure Schedule sets forth each jurisdiction in which Seller is licensed or qualified to do business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to obtain any such license or qualification is not material to the Purchased Assets or the Business.
Section 3.02    Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). When each Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller, such Ancillary Agreement will, assuming the execution and delivery of such Ancillary Agreement by the other parties thereto, constitute a valid and binding agreement of Seller, enforceable against

Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 3.03    Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.
Section 3.04    Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) violate any Applicable Law in any material respect, (iii) assuming all Required Consents are obtained, constitute a default or an event that, with or without notice or lapse of time or both, would (x) constitute a default under or give rise to any right of notice, termination, cancellation, modification or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any material agreement or other material instrument binding upon Seller or to which any of the Purchased Assets or the Business are subject or (y) constitute a default under or give rise to any right of notice, termination, cancellation, modification or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or to which any of the Purchased Assets or the Business are subject, which, in the aggregate with any other such defaults or events, would be material to the Business or the Purchased Assets, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.
Section 3.05    Financial Statements. The unaudited statement of assets and liabilities as of December 31, 2014 and December 31, 2015 and the related statement of operations for the years ended December 31, 2014 and December 31, 2015, as applicable, and the unaudited interim statement of assets and liabilities as of March 31, 2016 and the related unaudited interim statement of operations for the three months ended March 31, 2016 for the Business (the “Financial Statements”) are set forth on Section 3.05 of the Seller Disclosure Schedule. The Financial Statements have been derived from the historical financial statements of Seller and its Subsidiaries and fairly present the assets and liabilities of the Business. The Financial Statements (i) do not purport to represent or be indicative of what the results of operations of the Business will be in any future period or at any future date and (ii) have been prepared in good faith based on the assumptions set forth in Section 3.05 of the Seller Disclosure Schedule.

Section 3.06    Absence of Certain Changes.
(a)    Since the Statement Date, the Business has been conducted in the ordinary course of business consistent with past practices. Since the Statement Date, and other than in the ordinary course of business consistent with past practice, there has not been, solely with respect to the Business:
(i)    any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(ii)    any material damage, destruction or loss, or any material interruption in the use, of the Purchased Assets, taken as a whole, whether or not covered by insurance.
(b)    From the Statement Date until the date hereof, there has not been any action taken by Seller that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would have constituted a breach of Section 5.01.
Section 3.07    No Undisclosed Material Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:
(a)    liabilities provided for in the Statement of Assets and Liabilities or disclosed in the notes thereto;
(b)    Permitted Liens;
(c)    Excluded Liabilities;
(d)    liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto;
(e)    liabilities incurred in the ordinary course of business since the Statement Date; and
(f)    other undisclosed liabilities which, individually or in the aggregate, are not material to the Business or to the Purchased Assets.
Section 3.08    Material Contracts.
(a)    Section 3.08 of the Seller Disclosure Schedule contains, as of the date hereof, a complete and correct list of each of the following contracts in effect on the date hereof, to the extent such contracts exclusively relate to the Business or the Purchased

Assets, or by which any of the Purchased Assets are bound or affected (all such contracts being “Material Contracts”):
(i)    any lease (whether of real or personal property) providing for annual rentals of $100,000 or more that cannot be terminated on not more than 90 days’ notice without payment by Seller of any material penalty;
(ii)    any agreement for the purchase of materials, supplies, goods, services, equipment or other assets under which (A) Seller has made aggregate payments of $100,000 or more in any fiscal year since January 1, 2013 or (B) Seller has made aggregate payments of $250,000 or more in the period from January 1, 2013 to the date hereof;
(iii)    each contract between Seller and significant retailers and distributors of the Business (determined by net revenue in excess of $250,000 (A) in the year ended December 31, 2015 or (B) during the three month period ended March 31, 2016);
(iv)    any partnership, joint venture or other similar agreement or arrangement currently in effect;
(v)    any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(vi)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than trade payables outstanding more than 60 days after issuance of the invoice relating to such trade payable;
(vii)    any contract with any Governmental Authority;
(viii)    any contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts or rebates;
(ix)    any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area;
(x)    any agreement with or for the benefit of any Affiliate of Seller; and
(xi)    all other contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.08(b).
(b)    Each Material Contract is a valid and binding agreement of Seller and is in full force and effect, and none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such

Contract or has provided or received any written notice or, to the knowledge of the Seller, any other notice, of any intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or, to the knowledge of the Seller, threatened under any Contract which if adversely determined, in the aggregate, would be material to the Purchased Assets or the Business.
Section 3.09    Litigation. Except as set forth on Section 3.09 of the Seller Disclosure Schedule, there is no claim, action, suit, investigation or proceeding of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or in equity) (an “Action”) pending against, or to the knowledge of Seller, threatened against or affecting, the Business, the Purchased Assets or the Assumed Liabilities before any arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. No Action has been filed by or against Seller or, to the knowledge of Seller, otherwise initiated in connection with the Business since January 1, 2015.
Section 3.10    Compliance with Laws and Court Orders; Permits.
(a)    Seller is not, and has not been since July 1, 2013, in violation of any Applicable Law relating to the Purchased Assets or the conduct of the Business, except for violations that would not reasonably be expected to be material to the Business or the Purchased Assets. There is no material judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller relating to the Purchased Assets or the Business.
(b)    To the extent relating to the Business and except as set forth on Section 3.10(b) of the Seller Disclosure Schedule, neither Seller, nor, to the knowledge of Seller, any of its manufacturers or co-packers has received or been subject to, in each case since July 1, 2013: (i) any United States Food and Drug Administration (“FDA”) Form 483s or equivalent report by inspectors or officials from any other Governmental Authority of any situation requiring correction of conditions or circumstances that are objectionable or otherwise contrary to Applicable Law; (ii) any FDA Notices of Adverse Findings or any equivalent written correspondence from any other Governmental Authority indicating a failure to comply with Applicable Law; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Authority in which the FDA or such other Governmental Authority asserting that the operations of the Business were not in compliance with Applicable Law.

(c)    Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, the marketing, packaging, labeling and sale of products related to the Business by or on behalf of Seller currently complies, and since July 1, 2013 has complied, in all material respects with Applicable Law and applicable self-regulatory authority policies. As of the Closing Date, to the knowledge of Seller, all manufacturers that produce products for Seller in connection with the Business are in substantial compliance with all Applicable Law. To the knowledge of Seller, neither Seller nor any of its manufacturers has received any written notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements. Since July 1, 2013, Seller has not undertaken any product recall (whether voluntary or compulsory) related to the Business, and, to the knowledge of Seller, no product manufactured, marketed or sold by Seller related to the Business is subject to a recall required by any Governmental Authority, and Seller has no current plans to initiate a voluntary product recall related to the Business.
(d)    Since July 1, 2013, Seller has complied in all material respects and, to the knowledge of Seller, its manufacturers and co-packers have complied in all material respects, with all other reporting requirements related to the Business as required by Applicable Law, including, but not limited to, all reporting requirements applicable to the Business. Neither Seller nor, to the knowledge of Seller, any of its manufacturers or co-packers has received since July 1, 2013 any notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements.
(e)    To the knowledge of Seller, Seller has sufficient data to support the safety or performance claims made in the marketing materials of the Business, including labels and advertising.
(f)    Since July 1, 2013, Seller has, and to the knowledge of Seller, its manufacturers and co-packers have, conducted all marketing and promotional activities of the Business in material compliance with all applicable requirements of relevant Governmental Authorities. Neither Seller, nor, to the knowledge of Seller, any of its manufacturers or co-packers, has received any written notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements relating to the Business. None of Seller, nor, to the knowledge of Seller, its manufacturers or co-packers, has been a defendant in any litigation relating to any claim for false advertising arising under the Lanham Act relating to the Business.
(g)    Neither Seller, nor, to the knowledge of Seller, any of its employees, has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Federal Food, Drug, and Cosmetic Act or any other Applicable Law or has made an untrue statement of a material fact to any Governmental Authority (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority, in each case relating to the Business. Neither Seller, nor, to the knowledge of Seller, any of its employees, has received any written notice to such effect.
(h)    All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. Section 3.10(h) of the Seller Disclosure Schedule lists all material Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits as of the date hereof have been paid in full; and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.10(h) of the Seller Disclosure Schedule.
Section 3.11    Properties.
(a)    Seller does not own any real property used in the Business. Section 3.11(a) of the Seller Disclosure Schedule sets forth each lease, sublease or other agreement pursuant to which Seller uses real property primarily in the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Business Leases”). Seller has valid leasehold interests in all such real property pursuant to the Business Leases, which interests are not subject to any Liens other than Permitted Liens. With respect to each Business Lease:
(i)    Such Business Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the leased real property;
(ii)    Seller is not in material breach or default under such Business Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a material breach or default, and Seller has paid all rent due and payable under such Business Lease;
(iii)    Seller has not received nor given any notice of any default or event that, with notice or lapse of time, or both, would constitute a default by Seller under any of the Business Leases and, to the knowledge of Seller, no other party is in default thereof, and no party to any Business Lease has exercised any termination rights with respect thereto; and

(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such leased real property covered by a Business Lease or any portion thereof.
(b)    Section 3.11(b) of the Seller Disclosure Schedule sets forth a list of the principal equipment, furniture, fixtures, computers, and other personal property used or held for use primarily in the Business, which Seller owns, leases or subleases, and any Liens thereon. Seller has good title to, or in the case of any leased personal property has valid leasehold interests in, (i) all personal property located in Seller’s Glendale, California facility and (ii) any other personal property set forth in Section 3.11(b) of the Seller Disclosure Schedule, except, in the clause of clauses (i) and (ii) above, for personal property sold since the date of the Agreement in the ordinary course of business or where the failure to have such good title or valid leasehold interests would not be material to the Business, individually or in the aggregate.
(c)    No Purchased Asset is subject to any Lien, except:
(i)    Liens disclosed on Section 3.11(b) of the Seller Disclosure Schedule;
(ii)    Liens disclosed in the Statement of Assets and Liabilities or notes thereto or securing liabilities reflected on the Statement of Assets and Liabilities or notes thereto;
(iii)    Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;
(iv)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(v)    Liens incurred in the ordinary course of business since the Statement Date which are not, individually or in the aggregate, material to the Business or the Purchased Assets (clauses (i)- (v) of this Section 3.11(b) are, collectively, the “Permitted Liens”).
Section 3.12    Sufficiency Of And Title To The Purchased Assets.
(a)    The buildings, structures, furniture, fixtures, equipment and other items of tangible personal property included in the Purchased Assets and material to the Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the buildings, structures, furniture, fixtures, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the property and assets used or held for use by Seller exclusively in the Business and, together with the rights to be acquired by the Company under the Ancillary Agreements, are sufficient for the conduct of the Business as currently conducted. None of the Excluded Assets are material to the Business, other than the Delayed Assets and assets that are the subject of or are held in connection with the Ancillary Agreements.
(b)    Upon consummation of the transactions contemplated hereby (including obtaining the Required Consents), the Company will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
Section 3.13    Products.
(a)    Each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used. All Inventory is of a quality usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Liens other than Permitted Liens, and except as set forth in Section 3.13 of the Seller Disclosure Schedule, no Inventory is held on a consignment basis.
(b)    Since July 1, 2013, each product manufactured, sold, leased or delivered by Seller in connection with the Business has been in compliance in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of Seller, Seller has no material liability (i) arising out of an injury to persons or property as a result of ownership, use or possession of any products manufactured, sold, leased or delivered by Seller in connection with the Business, or (ii) for replacement or repair thereof or other damages in connection therewith. No product manufactured or sold by Seller in connection with the Business since the Statement Date is subject to any agreement or understanding, written or oral, providing for the granting of credit to any customer of Seller (other than pursuant to standard purchase terms) with amounts owed to Seller representing Accounts Receivable reflected on the Statement of Assets and Liabilities or arising after the date thereof. Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, Seller has provided no express warranties covering the products manufactured or sold by Seller in connection with the Business.
(c)    Since January 1, 2015, Seller has not experienced any returns of products of the Business, other than in the ordinary course of business. There are no material claims against Seller to return any product of the Business by reason of alleged over-shipments, defective product or otherwise, and there is no product of the Business in the hands of customers under an understanding that such merchandise would be returnable, in each case except in the ordinary course of business. Section 3.13(c) of the Seller Disclosure

Schedule sets forth a true and correct listing of the aggregate dollar amount of sales returns, chargebacks, discounts and allowances for the Material Distributors during each of (i) the year ended December 31, 2014, (ii) the year ended December 31, 2015, and (iii) the three months ended March 31, 2016.
Section 3.14    Certain Commercial Activities. Since January 1, 2015, Seller has not intentionally engaged or participated in, solely with respect to the Business, (i) any activity of the type sometimes referred to as “trade loading” or “channel stuffing,” (ii) any practice that is intended to or would have the effect of accelerating to prior fiscal periods the collection of any Accounts Receivable that would otherwise reasonably be expected (based on past practice) to be made by Seller or the Business in subsequent fiscal periods, (iii) any practice that is intended to or would have the effect of postponing to subsequent fiscal periods any accounts payable that would otherwise reasonably be expected (based on past practice) to be made by Seller or the Business in prior fiscal periods. In addition, since the Statement Date, Seller has not intentionally engaged or participated in, solely with respect to the Business, (A) the sale or marketing of any products at a greater discount from listed prices customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product; or (B) the sale of any gift cards at a price less than the face value thereof. In each case, except to the extent that such breach of this Section 3.14 would not, individually or in the aggregate, have a Material Adverse Effect on the Business.
Section 3.15    Intellectual Property.
(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of each of the following as used by Seller exclusively in the conduct of the Business: (i) Patents, (ii) registered and material unregistered Trademarks, (iii) registered and material unregistered Copyrights, (iv) Internet domain names and (v) customs recordations. Seller owns, free and clear of all Liens (other than Permitted Liens), all such Intellectual Property, and each item of Registered Intellectual Property is subsisting, valid and enforceable. All of the foregoing Intellectual Property, in the aggregate and taken together with the Intellectual Property to be licensed to the Company pursuant to the Intellectual Property License Agreement, is adequate and sufficient for the conduct of the Business as currently conducted.
(b)    With respect to Trademarks required to be listed in Section 3.15(a)(ii) of the Seller Disclosure Schedule for which a registration has been issued or application for registration has been filed, each application therefor, affidavit of use relating thereto, and registration thereof, was true and accurate in all respects when filed or issued, as applicable. Each such Trademark has been and continues to be valid in the country in which such Trademark is registered on all of the goods or in connection with all of the services identified in the applicable registration. Seller has not taken any action (or failed to take any action), conducted its business, or used or enforced any such Trademark, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any such Trademark and Seller has taken reasonable steps to protect Seller’s rights in and to each such Trademark and to prevent the unauthorized use thereof by any other Person. With regard to such Trademarks, no filing with nor payment to any trademark registrar is required to be made within ninety (90) days of the date of Closing.
(c)    With respect to Patents required to be listed in Section 3.15(a)(i) of the Seller Disclosure Schedule, all inventors, including current or former employees of Seller and its Affiliates, are appropriately named as inventors on any issued Patent or pending Patent application. All prior art, the non-disclosure of which would invalidate any Patent or, in connection with a Patent application prevent the issuance of a Patent covering all claims contained therein, has been disclosed in such Patent application.
(d)    With respect to domain names required to be listed in Section 3.15(a)(iv) of the Seller Disclosure Schedule, the disclosure sets forth the domain name registrar therefor, the name of the administrative and technical contacts, and the true and accurate expiration date of such registration.
(e)    No Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller or any Subsidiary of Seller or restricting the licensing thereof by Seller or any Subsidiary of Seller to any Person.
(f)    There is no pending, or, to the knowledge of Seller, threatened, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to any Owned Intellectual Property.
(g)    (i) Section 3.15(g)(i) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of material Licensed Intellectual Property. (ii) Section 3.15(g)(ii) of the Seller Disclosure Schedule contains a complete and accurate list of all material licenses, sublicenses, agreements and other rights granted by Seller to any third party with respect to any Owned Intellectual Property (“Outbound Intellectual Property Licenses” and, collectively with Licensed Intellectual Property, “Intellectual Property Licenses”). Other than rights in Owned Intellectual Property arising under an Intellectual Property License disclosed in Section 3.15(g)(ii) of the Seller Disclosure Schedule, no Person has any rights in or to any Owned Intellectual Property, including through grant of any option, license, assignment or agreement of any kind. Except for any item of Licensed Intellectual Property that is in the public domain, the Seller has used such Licensed Intellectual Property solely pursuant to an effective agreement or instrument with the applicable third party.
(h)    All Intellectual Property Licenses are valid and enforceable, and the Seller and each Subsidiary has performed in all material respects all obligations imposed upon it under such Intellectual Property Licenses. Neither the Seller nor any Subsidiary is, and,

to the knowledge of the Seller, no other party thereto, is in breach of or default of any Intellectual Property License in any respect nor, to the knowledge of the Seller, is there any event which with notice or lapse of time or both would constitute a default thereunder, and there are no notices of any disputes or disagreements with respect to any Intellectual Property Licenses.
(i)    The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.
(j)    No written, or to the knowledge of the Seller, other claims are pending or, to the knowledge of Seller, threatened, against Seller or any Subsidiary or Affiliate thereof by any Person (i) with respect to the ownership, validity, enforceability, effectiveness or use in its business of any Owned Intellectual Property, (ii) contesting the right of Seller to use any of its products, processes or services currently or previously used by Seller, or (iii) alleging infringement, misappropriation or violation of the Intellectual Property rights of any other Person in any material respect.
(k)    Except as to matters that would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not impair any right of Buyer to own or use any Seller Intellectual Property and, immediately after the Closing, Buyer will have all, right, title and interest in and to all Seller Intellectual Property on identical terms and conditions as enjoyed by Seller immediately prior thereto.
(l)    Seller has the right to bring actions against any Person that is infringing any Owned Intellectual Property and to retain for itself any damages recovered in any such action. Seller has not entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Owned Intellectual Property.
(m)    Seller has taken commercially reasonable measures to maintain in confidence all Trade Secrets owned by Seller and its Subsidiaries and included in the Purchased Assets, including the adoption and implementation of administrative, physical and electronic security measures and controls consistent with prevailing industry practices. To the knowledge of Seller, (i) there has been no misappropriation of any such Trade Secrets by any Person, and (ii) no such Trade Secrets have been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, assignment or license agreements that have not been breached.
Section 3.16    Privacy And Data Protection.
(a)    Seller has not collected, received or used any information, including, without limitation, non-public personally identifiable and/or financial information, from customers or other Persons (“Customer Information”) in an unlawful manner, or in a manner that in any way violates the privacy rights of its customers or users of any of its websites under Applicable Law.
(b)    Seller and each Subsidiary are and for the past three years have been in compliance with all applicable PCI Requirements.
(c)    Seller has complete and accurate records, in all material respects, of all Persons who have notified Seller of such Person’s election not to receive any electronic communications or solicitations (“Opt-out Notifications”) from Seller. Seller has complied in all material respects with all such Opt-out Notifications.
Section 3.17    Information Technology.
(a)    Seller has in place and maintains in effect reasonably adequate redundancy and disaster recovery plans, procedures and facilities appropriate for the nature of the risks associated with its Business.
(b)    All material Software that is exclusively used in or held for exclusive use in the Business is in machine readable form and is in good working condition. Such Software (i) contains no Disabling Devices; and (ii) other than those errors and defects in such Software that were timely remedied, and which did not, individually or in the aggregate, cause Seller, any of its Subsidiaries or any customer to suffer any material harm, such Software has not suffered from any material or recurring malfunctions.
(c)    No material Software that is part of the Owned Intellectual Property is licensed to third parties, including Affiliates or Subsidiaries of Seller.
(d)    Seller possesses a current, accurate and complete copy of the source code to all material Software comprising Owned Intellectual Property.
(e)    Neither this Agreement, nor the transactions contemplated hereby, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any source code for any material Computer Software comprising Owned Intellectual Property or (ii) Seller granting to any third party any right, title or interest to or with respect to any such Computer Software. Seller has not provided nor is it obligated under any agreement to which it is a party to provide the source code for any of such Computer Software to any other Person. Seller has not expressly authorized any other Person to reverse engineer, disassemble or decompile any of its software to create such source code.
(f)    The Computer Hardware that, individually or in the aggregate, is material to the Business and is included in the Purchased Assets does not contain any Disabling Devices.

Section 3.18    Finders’ Fees. Except for Rothschild Inc., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.19    Taxes.
(a)    All income and other material Tax Returns (including Forms W-2 and 1099) required to be filed with respect to the Purchased Assets or Business have been timely filed. Each such Tax Return was correct and complete in all material respects. All material Taxes with respect to the Purchased Assets or Business (whether or not shown on any Tax Return) that are due and payable have been timely paid. Seller is not currently the beneficiary of any extension of time with respect to the Purchased Assets or Business within which to file any Tax Return, nor has Seller made any request for such extensions that is currently pending. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or Business. There are no Liens (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Purchased Assets or Business.
(b)    No deficiency assessment with respect to or proposed adjustment of Seller’s Taxes with respect to the Purchased Assets is pending. There is no action, dispute, audit, or claim concerning any Tax of Seller with respect to the Purchased Assets or Business either (i) claimed or raised by any authority in writing or (ii) as to which Seller has knowledge.
(c)    No power of attorney is currently in force with respect to any tax matter relating to the Purchased Assets or Business that would be binding with respect to the Purchased Assets or the Business after closing.
(d)    There is no outstanding waiver of any statute of limitations in respect of Taxes or agreement to extend the time with respect to a Tax assessment or deficiency relating to the Purchased Assets or Business, nor has Seller requested such waivers or extensions.
(e)    None of the Purchased Assets are treated as owned by any other person other than Seller under Code Section 168.
(f)    Seller does not have any, and to Seller’s knowledge there is no, obligation to pay any Taxes of another person imposed in connection with the Purchased Assets or the Business as a result of Treasury Regulations 1.1502-6 (or any similar provision of state, local, or foreign law), or as a result of being a transferee or successor, or as a result of a contract (excluding contracts executed in the ordinary course of business that customarily include Tax provisions but do not primarily relate to Taxes), or otherwise.
(g)    With respect to the Business and the Purchased Assets, there are no prepaid amounts received on or prior to the date hereof but not included in taxable income as of the date hereof.
(h)    Seller is not a party to any Tax allocation, Tax sharing or similar agreement with respect to the Purchased Assets or the Business.
Section 3.20    Environmental Compliance. Except as to matters that would not reasonably be expected to have a Material Adverse Effect:
(a)    (i) no written notice, order, request for information, complaint or penalty has been received by Seller, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Purchased Assets or the Business; and
(b)    Seller has obtained or caused to be obtained all environmental permits necessary for Seller’s operation of the Purchased Assets or the Business to comply with all applicable Environmental Laws (as in effect on the dates this representation is made), all such permits are in full force and effect as of the Closing Date, and Seller is in compliance with the terms of such permits and, with respect to the operation of the Purchased Assets and the Business by Seller, with all other applicable Environmental Laws (as in effect on the dates this representation is made). With respect to any such permits, Seller has used, or will use prior to the Closing Date, commercially reasonable efforts to facilitate transferability of the same, and to the knowledge of Seller, there exists no condition, event or circumstance that would reasonably be expected to prevent or impede the transferability of the same, and has not received any written notice regarding any material adverse change in the status or terms and conditions of the same.
Section 3.21    Accounts Receivable. The Accounts Receivable reflected on the Statement of Assets and Liabilities and the Accounts Receivable arising from the date thereof to the date hereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued and product returns reserved in the ordinary course of business consistent with past practice.

Section 3.22    Customers And Suppliers.
(a)    Section 3.22(a) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten retailers and distributors for each of the two most recent fiscal years and for the three months ended March 31, 2016 (collectively, the “Material Distributors”) and (ii) the net revenues in respect of each Material Distributors during such periods. Except as set forth in Section 3.08(b), as of the date hereof, Seller has not received any written notice that any of the Material Distributors has ceased, or intends to cease after the Closing, to distribute the goods of the Business or to otherwise terminate or materially reduce its relationship with the Business, and as of the date hereof, to the knowledge of Seller, none of the Material Distributors intends to do any of the foregoing.
(b)    Section 3.22(b) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten suppliers for each of the two most recent fiscal years and for the three months ended March 31, 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. As of the date hereof, Seller has not received any written notice that any Material Supplier has ceased or intends to cease to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business, and as of the date hereof, to the knowledge of Seller, none of the Material Suppliers intends to do any of the foregoing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:
Section 4.01    Corporate Existence and Power. Each of Buyer and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.
Section 4.02    Corporate Authorization. The execution, delivery and performance by Buyer and the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and the Company, as applicable, and have been duly authorized by all necessary corporate action on the part of Buyer and the Company, as applicable. This Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer and the Company, as applicable, enforceable against Buyer or the Company, as the case may be, in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03    Governmental Authorization. The execution, delivery and performance by each of Buyer and the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.
Section 4.04    Noncontravention. The execution, delivery and performance by Buyer and the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company or Buyer or (ii) violate any Applicable Law.
Section 4.05    The Company.
(a)    The Company has been formed exclusively for the purpose of entering into this Agreement and consummating the transactions contemplated hereby. The Company has conducted no other business. The assets, liabilities and other obligations of the Company immediately prior to the Closing are listed on Section 4.05 of the Buyer Disclosure Schedule.
(b)    A true and correct copy of the certificate of incorporation and by-laws of the Company are attached hereto as Exhibit H. Buyer has made available to Seller a complete and accurate records of all meetings and other corporate actions taken by the board of directors of the Company and any committee thereof and by the Company’s stockholders since the Company’s inception. Section 4.05(b) of the Buyer Disclosure Schedule sets forth each agreement and contract to which the Company is a party.
Section 4.06    Capitalization. Immediately following the Closing, the authorized capital stock of the Company shall consist of 2,423,000 shares of Preferred Stock and 3,577,000 shares of Common Stock. Immediately following the Closing, all of the shares of Preferred Stock and the shares of Common Stock constituting the Stock Consideration shall have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(a)    Except as set forth in this Section 4.06, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. Other than the Stockholder Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, including with respect to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any the Company’s capital stock, to which the Company is a party, by which the Company is bound, or of which the Company or Buyer has knowledge.
Section 4.07    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.08    Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer acknowledges that Seller has given Buyer complete and open access to the key employees and facilities of the Business. Buyer acknowledges and agrees that the Purchased Assets are sold “as is” and Buyer agrees on behalf of itself and the Company to accept the Purchased Assets and the Business in the condition they are in on the Closing Date without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer and the Company acknowledge that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.
ARTICLE 5
Covenants of Seller
Seller agrees that:
Section 5.01    Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course of business and shall use its commercially reasonable efforts to (i) maintain satisfactory relationships with the customers, suppliers, and others having material business relationships with the Business, (ii) maintain in effect all material foreign, federal, state and local licenses, permits, consents, approvals and authorizations of the Business, and (iii) keep available the services of the Transferring Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as expressly set forth or contemplated by this Agreement or the Ancillary Agreements, disclosed on Section 5.01 of the Seller Disclosure Schedule, or approved by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Seller will not, solely with respect to the Business:

(a)    incur any capital expenditures, except for (i) those contemplated by the capital expenditures budget previously provided to Buyer prior to the date hereof and (ii) any unbudgeted capital expenditures not to exceed $50,000 individually or $100,000 in the aggregate;
(b)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than in the ordinary course of business;
(c)    sell, lease, transfer, or otherwise dispose of any Purchased Assets or incur or suffer any Liens other than Permitted Liens with respect to any Purchased Assets, except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course of business consistent with past practice;
(d)    cancel any material debts or claims or amend, terminate or waive any material rights under any Material Contract;
(e)    accelerate, terminate, materially modify or cancel any Material Contract;
(f)    incur, assume or guarantee any indebtedness for borrowed money in connection with the Business except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;
(g)    adopt, amend, modify or terminate any Employee Benefit Plan except as required by Applicable Law, or accelerate the payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Benefit Plan, or fail to make any required contribution to any Employee Benefit Plan;
(h)    grant any increase in the compensation or benefits of any current or former director, manager, officer, employee, independent contractor or other service provider of Seller or any of its Subsidiaries outside the ordinary course of business, or extend an offer of employment to, or hire, any employee or officer providing annual compensation in excess of $100,000 or terminate any such employee or officer;
(i)    enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that, after the Closing Date, would reasonably be expected to limit or restrict in any material respect the Company from engaging or competing in any line of business;
(j)    enter into any Contract that would be a Material Contract, other than purchase orders executed in connection with currently effective Contracts;
(k)    change the methods of accounting or accounting practice by Seller, except as required by changes in GAAP as agreed to by its independent public accountants;
(l)    materially change its cash management policies, practices and procedures with respect to collection of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(m)    settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(n)    make, revoke or amend any material Tax election, execute any waiver or extend any restrictions on assessment or collection of any Tax, or enter into or make any amendment to any agreement or settlement with any Tax authority, in each case, if such action would adversely impact the Company, the Purchased Assets or the Business after the Closing; or
(o)    agree or commit to do any of the foregoing.
Section 5.02    Access to Information. From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Seller relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability.
(a)    For a period of five years after the Closing, Seller shall, upon reasonable notice, afford reasonable access to Buyer, the Company and their respective agents to its properties, books, records, employees and auditors to the extent necessary or useful for Buyer or the Company in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business or the Purchased Assets (including preparation of the Allocation Statement); provided that any such access by Buyer or the Company shall not unreasonably interfere with the conduct of the business of Seller. Buyer or the Company, as applicable, shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03    Non-competition; Non-solicitation.
(a)    For a period of four years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, or otherwise own an interest in, manage or operate any business that, directly or through its Affiliates or third parties, markets or sells products in the skincare or cosmetics fields (the “Field”) anywhere in the world (the “Territory”), or (ii) induce or encourage any material client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship. Notwithstanding the foregoing, (i) Seller may own, directly or indirectly, solely as an investment, securities of any Person if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (ii) nothing in this Section 5.03(a) shall be applicable (A) to any Person or any of its Affiliates (other than Seller and its Subsidiaries) that acquires an interest in Seller or any of its Subsidiaries after the date of this Agreement or (B) to any Person as of and following such time that such Person ceases to be a Subsidiary or Affiliate of Seller, (iii) Seller may sell any ingredient of Seller other than Alguronic Acid (as defined in the Patent Assignment Agreement), including triglyceride oils, bioproduct and whole cell algae, to any Person for any use, and (iv) Seller may market and sell, or partner with a third party to market and sell, currently existing inventory of the EverDeep line of products previously marketed and sold by Seller.
(b)    During the three years following the Closing, Seller, on the one hand, and Buyer and the Company, on the other hand, shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, solicit any person who is a Transferred Employee or who is an employee of Seller as of immediately following the Closing, respectively, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.03(b) shall prevent any party or any of its Subsidiaries from soliciting (i) any employee of any party whose employment has been terminated by such party or (ii) any employee who responds to a general solicitation not directed specifically at such Person (such as, without limitation, newspaper advertisements or participation at job fairs).
(c)    The parties acknowledge that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm, for which monetary damages may not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a party hereto of any such obligations, any other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
(d)    The parties hereto acknowledge that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of the parties hereto and constitute a material inducement to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Applicable Law. The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.04    Confidentiality. For two years from and after the Closing, Seller shall, and shall cause its respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets or the Business; provided, that with respect to any Trade Secret included in the Transferred Intellectual Property, the foregoing obligations shall instead survive until the first date, if ever, that such Trade Secret ceases to be a trade secret under Applicable Law; provided, further, that the foregoing obligations in this Section 5.04 will terminate with respect to any information to the extent that Seller can show that such information (a) is generally available to and known by the public before the date hereof; (b) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (c) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, Seller shall promptly notify the Company in writing and cooperate with the Company, at the Company’s expense, to appropriately protect against or limit the scope of such disclosure. In such event, Seller shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed. Notwithstanding the foregoing Seller shall not be restricted from using such information to provide services to the Company pursuant to any applicable agreement between Seller and the Company.
Section 5.05    No Negotiation. Seller will not, nor will Seller permit or authorize, as applicable, any of its respective Affiliates, directors, officers, stockholders, employees,

agents, consultants and other advisors and representatives to solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer, enter into, continue or otherwise participate in any discussions or negotiations, or enter into any contract, furnish to any Person any non-public information or grant any Person access to its properties, books, contracts, personnel and records, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose, whether publicly or to any director or securityholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any transaction to acquire all or substantially all of the Purchased Assets or the Business, whether by merger, purchase of assets, license or otherwise, other than with Buyer. Seller will immediately cease and cause to be terminated any such negotiations, discussion or contracts (other than with Buyer) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.
ARTICLE 6
COVENANTS OF BUYER
Buyer agrees that:
Section 6.01    Confidentiality. Prior to the Closing, all confidential documents and information concerning Seller or the Business furnished in connection with the transaction contemplated hereby shall be subject to the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.
Section 6.02    Access. For a period of five years after the Closing, the Company shall, upon reasonable notice, afford reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of the Company.
ARTICLE 7
COVENANTS OF BUYER, SELLER AND THE COMPANY
Buyer, the Company and Seller agree that:

Section 7.01    Efforts; Further Assurance.
(a)    Subject to the terms and conditions of this Agreement, Buyer, the Company and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation the consents listed on Section 7.01(a) of the Seller Disclosure Schedule; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets or any assets or business of Buyer, the Company or any of their Affiliates; (iii) making payments to unaffiliated third parties (except as set forth in this Agreement), incurring non-de minimis liabilities (including any guarantees or other non-monetary security) to unaffiliated third parties or granting any non-de minimis concessions or accommodations (financial or otherwise) unless the other party agrees to reimburse and make whole such party to its reasonable satisfaction for such liabilities, concessions or accommodations requested to be made by the other party, (iv) violating any Applicable Law, or (v) initiating any litigation or arbitration. Seller, the Company and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Company good title to the Purchased Assets.
(b)    Seller, the Company and Buyer agree to negotiate in good faith to finalize the exhibits and Statements of Work to the Transition Services Agreement as promptly as practicable after the date hereof.
Section 7.02    Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03    Public Announcements. No party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange.
Section 7.04    WARN Act. Buyer and the Company shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law arising as a result of the transactions contemplated by this Agreement with respect to the Business Employees. Buyer and the Company hereby jointly and severally indemnify Seller and its Affiliates against and agree to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates with respect to WARN or any similar state or local law arising as a result of the transactions contemplated by this Agreement with respect to the Business Employees.
Section 7.05    Notification.
(a)    Each of Seller and Buyer will give prompt notice to the other (an “Update Notice”) of (a) the occurrence, or non-occurrence, of any event (a “Change”) that such party acquires knowledge of, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect, in each case at any time from and after the date of this Agreement until the Closing, and (b) any failure to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement that such party acquires knowledge of. No notification pursuant to this Section 7.05(a) will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to ARTICLE 11.
(b)    Not fewer than three (3) Business Days prior to the Closing, Seller will deliver to Buyer a supplement to Section 3.08 of the Seller Disclosure Schedule, which will identify those contracts entered into by Seller after the date of this Agreement not in violation of the terms hereof that would have constituted a “Material Contract” if such contracts had been in effect as of the date hereof, and such Contracts identified on such supplement to Section 3.08 of the Seller Disclosure Schedule will be deemed “Material Contracts” for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof.
Section 7.06    Trademarks. After the Closing, the Company shall not use any Trademark of Seller other than any Trademark included in the Transferred Intellectual Property.

ARTICLE 8
TAX MATTERS
Section 8.01    Tax Cooperation; Allocation of Taxes.
(a)    Buyer, the Company and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Company and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven years following the Closing Date. Seller, the Company and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.
(b)    All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Tax Obligations”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. The Company shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Any prepayments by Seller prior to Closing relating to Apportioned Tax Obligations shall be applied to, and reduce, the portion of the Apportioned Tax Obligation allocated to the Pre Closing Tax Period. If the prepayment described above shall exceed the portion of the Apportioned Tax Obligation allocated to the Pre Closing Tax Period then the excess shall be considered an overpayment subject to Section 8.01(e).
(c)    All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees and related Tax Return preparation and filing costs (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer, the Company and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.
(d)    Apportioned Tax Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.01(b) or Section 8.01(c), as the case may be. Upon payment of any such Apportioned Tax Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.01(b) or Section 8.01(c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.
(e)    The Company shall promptly pay to Seller an amount equal to any refund or overpayment credit (including any interest paid or credited with respect thereto) received by the Company or any of its Affiliates (other than Seller) in connection with the Purchased Assets or the Business relating to any Pre-Closing Tax Period, less any Taxes and applicable costs and expenses incurred in connection with the receipt of such refund or overpayment credit (which, with respect to a taxable period that includes (but does not end on) the Closing Date, shall be determined in a manner consistent with Section 8.01(b)). If the amount of any refund or credit of Taxes that was paid to Seller is subsequently disallowed or reduced by any Governmental Authority, then Seller shall promptly pay to the Company the amount of such Taxes incurred as a result of such disallowed or reduced refund or credit.
(f)    Seller, at its own expense, shall prepare, and with the Company’s cooperation, timely file all Tax Returns of the Seller (other than income tax returns) relating to the Purchased Assets and the Business in respect of all taxable periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date. The Tax Returns referred to in the preceding sentence shall be prepared in manner consistent with past practice. An exact copy of any such Tax Return filed by the Seller and relating solely to the Purchased Assets or the Business, and evidence of payment of such Taxes, shall be provided to the Company promptly after such Tax Return is filed. The Company shall prepare and timely file all returns with respect to Taxes relating to the Purchased Assets or the Business for the taxable period beginning before and ending after the Closing Date.
(g)    After the Closing, none of Seller or its Affiliates shall file a Tax Return or an amended return (or otherwise change such Tax Returns or make or change an election relating thereto) with respect to taxable periods or portions thereof ending on or before the Closing without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such action would adversely affect the Company, the Business or the Purchased Assets after the Closing.
(h)    To the extent permitted by Applicable Law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price.
(i)    In the event that a dispute arises between Seller and the Company as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Business or the Purchased Assets the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by the Company and Seller for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by Seller and the Company.
ARTICLE 9
EMPLOYEE BENEFITS
Section 9.01    Employee Benefit Plan Representations. Seller hereby represents and warrants to Buyer and the Company that:
(a)    Section 9.01(a) of the Seller Disclosure Schedule contains a correct and complete list identifying each material Employee Benefit Plan. With respect to each material Employee Benefit Plan, (i) current and complete copies of such Employee Benefit Plan has been made available to Buyer, if written, or a description of such Employee Benefit Plan, if not written and (ii) to the extent applicable to such Employee Benefit Plan, the following documents have been made available to Buyer: all trust agreements, insurance policies or other funding arrangements; the most recent Form 5500 (including all schedules thereto) required to have been filed with the Internal Revenue Service and all schedules thereto; the most recent Internal Revenue Service determination letter, all current employee handbooks or manuals; all current summary plan descriptions; all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication) within the last calendar year; and all amendments and modifications to any such document.
(b)    None of Seller, any of its ERISA Affiliates or any predecessor thereof does, or in the past six years did, sponsor, maintain or contribute to any Title IV Plan.
(c)    None of Seller, any of its ERISA Affiliates or any predecessor thereof contributes to, or has in the past six years contributed to, any Multi-Employer Plan.
(d)    Each Employee Benefit Plan is, and has been, established and administered in material compliance with the terms of such Employee Benefit Plan (including the terms of any documents in respect of such Employee Benefit Plan) and all Applicable Laws.
(e)    Neither Seller nor any of its Subsidiaries maintains, sponsors, contributes or has any obligation to contribute to, or has any liability or would reasonably be expected to have any liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits for former, current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than as mandated by the group health plan continuation coverage requirements of Part 6 of

Subtitle B of Title I of ERISA and Section 4980B of the Code, and of any similar state legal requirement.
(f)    Except as set forth in Section 9.01(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (either alone or in combination with another event) will not (i) entitle any Business Employee to severance pay, change in control payments or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.
(g)    Neither Seller nor any of its Subsidiaries has a legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan with respect to the Business Employees that would be reasonably expected to result in material liability to the Company, except as may be required by Applicable Law.
(h)    Neither Seller nor any of its Subsidiaries are party or subject to, or currently negotiating, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any Business Employee. Within the past three years, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any Business Employee and, to the knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. There are no employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding with respect to the Business Employees. There are no pending or, to the knowledge of Seller, threatened filings of any unfair labor practice charges or certification petitions regarding representation of Business Employees at the National Labor Relations Board or other similar agencies.
Section 9.02    Employees and Offers of Employment.
(a)    Section 9.02(a) of the Seller Disclosure Schedule sets forth a list of the names, titles, date of hire or appointment and current base salary, commissions, bonus opportunity, accrued and unused paid time off, wage rates or other compensation of all Business Employees. To the knowledge of Seller, no Business Employee has any plans to terminate employment with Seller.
(b)    Effective as of the Closing Date, Seller shall terminate all of the Transferred Employees immediately prior to Closing and shall pay all such employees (or applicable Governmental Body) any amounts due to such employees earned on or prior to the Closing Date for accrued wages, any other benefits, employment taxes and any other claims and obligations related to employment. No more than two (2) Business Days prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment with the Company to all active Business Employees listed on Section 9.02(b) of the Seller Disclosure Schedule, with such employment to be effective on the Closing Date. For purposes of this Section 9.02(b)the term “active Business Employee” shall mean any Business Employee who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, leave required by Applicable Law, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by the Company as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. For 12 months following the Closing Date, each such offer by the Company shall provide for (i) a base salary (or base wages) and annualized cash bonus opportunity, in the aggregate, no less favorable than the base salary (or base wages) and annualized cash bonus opportunity provided to such employee immediately prior to the Closing, and (ii) benefits that are substantially comparable in the aggregate to the benefits provided to such employee immediately prior to the Closing, other than equity compensation and severance arrangements (such offer, a “Qualifying Offer”). The Business Employees who accept and commence employment with the Company are hereinafter collectively referred to as the “Transferred Employees.” Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with the Company’s effort to hire any Transferred Employees. The Company shall not assume responsibility for any Transferred Employee until such employee commences employment with the Company. Those active Business Employees who receive and reject such offer of employment, and all current or former directors, independent contractors, and all other employees of Seller and its Subsidiaries, other than Business Employees, are referred to herein as “Excluded Employees.”
Section 9.03    Seller’s Employee Benefit Plans.
(a)    Notwithstanding anything to the contrary contained in this Agreement, Seller and its ERISA Affiliates shall remain and be responsible for any and all liabilities or obligations or claims in respect of (i) all Transferred Employees and their beneficiaries and dependents arising on or before the Closing Date, except as expressly set forth in Section 9.04(b), (ii) all Employee Benefit Plans, whether arising before, on or after the Closing Date, except as expressly set forth in Section 9.04(b) and (iii) all Excluded Employees and their beneficiaries and dependents, whether arising before, on or after the Closing Date; provided, that Buyer shall reimburse Seller for any severance benefits paid to any active Business Employee listed on Section 9.02(a) of the Seller Disclosure Schedule to whom the Company does not extend a Qualifying Offer, does not become a Transferred Employee, and whose employment is terminated by Seller within the 30 day period beginning on and including the Closing Date. Without limiting the generality of the foregoing and except as otherwise expressly set forth herein, Seller and its ERISA Affiliates shall remain solely responsible for (A) all liabilities or obligations or claims arising out of the consummation of the transactions contemplated hereby, including, without limitation, change of control, sale bonus, stay bonus, retention bonus, severance and similar obligations under any Employee Benefit Plan maintained, entered into, or contributed to by Seller or its Subsidiaries and (B) any and all liabilities, obligations or claims described in Section 4890B of the Code (or similar state law) which, in all cases, are or may become payable prior to or in connection with the consummation of the transactions contemplated by this Agreement. For purposes of this Section 9.03, a claim for welfare benefits shall be deemed to have been incurred when (x) with respect to medical or dental benefits, the medical or dental services giving rise to such claims are performed and (y) with respect to life, disability or accidental death or dismemberment, or workers’ compensation benefits, when the event, condition or illness giving to such claim occurs. Neither Buyer, the Company, nor any of their respective Affiliates shall have any liability with respect to any of the foregoing. Except as expressly set forth herein, no assets of any Employee Benefit Plan shall be transferred to the Company or any of its Affiliates or to any plan of the Company or any of its Affiliates.
Section 9.04    Company Benefit Plans.
(a)    Effective as of the Closing Date, each Transferred Employee shall cease to participate in and accrue benefits under the Employee Benefit Plans, and each Transferred Employee shall commence participation in the Company’s employee benefit plans (“Company Benefit Plans”). Where service with the Company is a relevant criterion for each Transferred Employee for purposes of eligibility for membership in and entitlement to benefits (other than benefit accrual) under the Company Benefit Plans, the Company Benefit Plans shall recognize each Transferred Employee’s period of service with Seller to the same extent recognized by the applicable Employee Benefit Plan (except to the extent that it would result in any duplication of benefits for the same period of service).
(b)    The Company shall be responsible, in accordance with the terms of the applicable Company Benefit Plans, for any and all benefits accrued or claims incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependents) on and after the Closing Date, including any liabilities and obligations under an Employee Benefit Plan that is a bonus plan or arrangement or any vacation plans, arrangements, or policies.
(c)    The Company will, using commercially reasonable efforts, waive, or cause to be waived, any pre-existing medical condition or other restriction that would prevent immediate and full participation of any Transferred Employee in the Company Benefit Plans. In addition, where the benefits provided under a Company Benefit Plan are subject to a deductible in respect of the benefits provided to an individual during a certain period of time, the Company shall, using commercially reasonable efforts, take into account the amount of any corresponding deductible which has already been paid by the applicable Transferred Employee during such period and prior to the Closing Date under the corresponding Employee Benefit Plan to the same extent as such amounts had been recognized under such plan, for the purpose of determining the amount of the deductible to be paid by the Transferred Employee under the Company Benefit Plan after the Closing Date.
(d)    Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller and its Subsidiaries will not be relieved from filing a W-2 with respect to any active Business Employees including the Transferred Employees, and (iii) the Company will undertake to file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by the Company or an Affiliate thereof that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller or its Subsidiaries.
(e)    To the extent permitted by Applicable Law and contract, Seller and its Subsidiaries shall provide the Company with certain relevant information, as reasonably requested by the Company, with respect to the Transferred Employees to assist in effecting their employment by the Company or an Affiliate thereof following the Closing Date in an orderly fashion.
Section 9.05    No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Subsidiaries in respect of continued employment (or resumed employment) with either the Company or the Business or any of their Affiliates and no provision of this ARTICLE 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or any plan or arrangement which may be established by the Company or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Company or any of its Affiliates.
ARTICLE 10
CONDITIONS TO CLOSING
Section 10.01    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following condition:
(a)    No provision of any Applicable Law shall prohibit the consummation of the Closing.
Section 10.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)    (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an authorized officer of Seller to the foregoing effect.
(b)    Seller shall have executed and delivered to Buyer and the Company each of the Ancillary Agreements.
(c)    Seller shall have received the consents, authorizations, or approvals set forth in Section 10.02(c) of the Seller Disclosure Schedule (the “Required Consents”), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.
(d)    Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for the execution of this Agreement, all in form and substance reasonably satisfactory to Buyer.
(e)    Seller shall have provided to the Company a certification in form and content reasonably acceptable to the Company, dated as of the Closing Date, executed by Seller stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Code Section 1445(b)(2).
(f)    Seller shall have provided to the Company a properly executed IRS Form W-9.
(g)    Seller shall have provided to the Company payoff letters, UCC-3 termination statements and other customary releases, duly executed by the secured party, terminating any Liens (other than Permitted Liens) on the Purchased Assets.
(h)    Seller shall have provided to the Company such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
Section 10.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    (i) Buyer and the Company shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in the first sentence of

Section 4.05(b) and in Section 4.06 of this Agreement shall be true and correct as of the Closing Date as if made at and as of such time, (iii) all other representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer or the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.
(b)    Buyer and the Company, as applicable, shall have executed and delivered to Seller each of the Ancillary Agreements.
(c)    Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the Company and the authority of Buyer and the Company to execute this Agreement, all in form and substance reasonably satisfactory to Seller.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
Section 11.01    Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the 18-month anniversary of the Closing Date; provided that the representations and warranties contained in (a) Section 3.01, Section 3.02, Section 3.18, Section 4.01, Section 4.02, and Section 4.07 shall survive indefinitely, (b) Section 3.19 shall survive until the expiration of the relevant statutes of limitations plus 60 days and (c) Section 3.15 shall survive until the two year anniversary of the Closing Date (such representations and warranties, the “Specified Representations”). The covenants and agreements of the parties hereto contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 11.02    Indemnification.
(a)    Effective at and after the Closing, Seller hereby indemnifies the Company, Buyer and their respective Affiliates (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from, and shall pay and reimburse each of them for, any and all damages, losses, expenses, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines or costs of whatever kind (including the cost of enforcing any right to indemnification hereunder, the cost of collecting any amounts available under insurance coverage, and, solely with respect to any Third Party Claims, reasonable expenses of investigation and reasonable attorneys’ fees and expenses and any consequential or punitive damages actually awarded to a third party) (“Damages”) incurred or suffered by the Buyer Indemnified Parties based upon, arising out of, or by reason of:
(i)    any misrepresentation or breach of warranty of Seller (each such misrepresentation and breach of warranty a “Warranty Breach”) pursuant to this Agreement;
(ii)    any breach or non-fulfillment of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; or
(iii)    any Excluded Liability or Excluded Asset;
(iv)    any matter disclosed on Section 11.02(a)(iv) of the Seller Disclosure Schedule.
provided, that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a)(i) (other than Warranty Breaches with respect to Specified Representations), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $300,000, and then only to the extent of such excess, and (B) Seller’s aggregate liability for all such Warranty Breaches shall not exceed $3,000,000; and further provided, that Seller’s aggregate liability for all indemnification claims pursuant to Section 11.02(a)(i) shall not exceed the amount of the Cash Consideration.
(b)    Effective at and after the Closing, the Company shall indemnify Seller and its Affiliates against and agree to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:
(i)    any misrepresentation or breach of warranty of Buyer relating to the Company pursuant to this Agreement;
(ii)    any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company pursuant to this Agreement; or
(iii)    any Assumed Liability.
(c)    Effective at and after the Closing, Buyer shall indemnify Seller and its Affiliates against and agree to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

(i)    any misrepresentation or breach of a representation or warranty of Buyer (other than misrepresentations or breaches of representations or warranties described in Section 11.02(b)(i)); or
(ii)    any breach or non-fulfillment of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.
provided, that with respect to indemnification by Seller for any misrepresentation or breach of warranty of the Company (other than with respect to Specified Representations), Buyer and the Company’s aggregate liability for all such misrepresentations or breaches shall not exceed $3,000,000; and further provided, that Buyer and the Company’s aggregate liability for all indemnification claims pursuant to Section 11.02(b)(i) and Section 11.02(c)(i) of this Agreement shall not exceed the amount of the Cash Consideration.
(d)    Buyer and Seller agree to treat any indemnity payments made pursuant to this ARTICLE 11 as an adjustment to the Purchase Price for income Tax purposes.
(e)    In no event shall an Indemnified Party be permitted to make a claim for indemnification under Section 11.03 or Section 11.04 (as the case may be) unless such claim is first made pursuant to this Agreement on or before the expiration of the survival of the subject representation, warranty or covenant giving rise to such claim.
Section 11.03    Third Party Claim Procedures.
(a)    The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.
(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Damages for which the Indemnified Party shall be indemnified pursuant to Section 11.02, subject to the limitations otherwise set forth therein, and (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder.
(c)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates, (iv) the Indemnifying Party has failed or is failing to reasonably prosecute or defend the Third Party Claim, or (v) in the case of a Third Party Claim relating to Taxes, the Third Party Claim also relates to a taxable period or portion thereof beginning after the Closing Date.
(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed); provided no prior consent shall be required from the Indemnified Party in respect of settlement, compromise or discharge of such Third Party Claim if the settlement, compromise or discharge expressly and unconditionally releases the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim and the settlement does not impose injunctive or other equitable relief against the Indemnified Party or any of its affiliates and, in the case of Tax matters, would not adversely affect the Company, the Business or the Purchased Assets after the Closing.
(e)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if the Indemnified Party reasonably concludes that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.
(f)    If the Indemnifying Party does not assume the control of the defense of a Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim of any matter for which indemnification is required.
(g)    Each party shall fully cooperate, and cause their respective affiliates to fully cooperate, in the defense, prosecution or settlement, as applicable, of any Third Party Claim and any Action that relates to an Excluded Liability, which cooperation shall include furnishing or causing to be furnished such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, and, in connection with the settlement of any False Advertising Claim that relates to an Excluded Liability, removing or modifying any marketing materials, marketing activities or packaging of a product sold by the Business as reasonably required in connection with such settlement.
(h)    Notwithstanding anything to the contrary set forth in this ARTICLE 11, Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of any matters that solely relate to Excluded Liabilities.
Section 11.04    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.06.
Section 11.05    Calculation of Damages.
(a)    The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, net of any premium increases, or from any other Person alleged to be responsible therefor and (ii) Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages in the taxable year the loss resulting in such Damages is incurred or the Damages are paid or any prior year. No Indemnified Party shall have any obligation to pursue recovery under any insurance policies or indemnity, contribution or other similar contracts. The Indemnifying Party shall have the right to be informed of all such efforts. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    For the purposes of clause Section 11.02(a) above only, “Tax Benefit” means, with respect to any event for which an indemnification payment is made under Section 11.02, the net Tax benefit actually realized as a result of the Damages incurred by the Indemnified Party, less any costs or expenses incurred in connection with the receipt of such Tax benefits. An Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid by it and its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the applicable Damages taking into account taxes imposed on the Tax Benefits. In computing the amount of any Tax Benefit, an Indemnified Party and its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Loss for which indemnification is provided under this ARTICLE 11. If the Indemnified Party or any of its Affiliates actually realize any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party in the taxable year the loss resulting in such Damages is incurred or the Damages are paid or any prior year, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefits.
(c)    The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that (A) there is included in the Closing Statement of Assets and Liabilities a specific liability or reserve relating to such matter, or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.11; (ii) consequential or punitive Damages unless actually awarded in a Third Party Claim; (iii) Damages for lost profits; (iv) Damages that arise, or are increased, as a result of a change in Applicable Law (including but not limited to Tax laws) after the Closing Date; or (v) Damages for Taxes attributable to Post-Closing Tax Periods (other than Damages related to (x) Taxes which are Excluded Liabilities, or (y) breaches of representations contained in Section 3.19(c), Section 3.19(g) or Section 3.19(h)). For the avoidance of doubt, Damages for Taxes attributable to Post-Closing Tax Periods shall not include any interest or penalty imposed with respect to any Taxes arising in a Pre-Closing Tax Period.
(d)    Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received. Without limiting the foregoing, Buyer and the Company shall, and shall cause their respective affiliates to, use commercially reasonable efforts to mitigate in accordance with Applicable Law any Damages incurred by any of them in connection with any False Advertising Claim that relates to an Excluded Liability.
(e)    For all purposes of this ARTICLE 11 only, once it has been established that there has been any breach of any representation or warranty, or any breach of any covenant or agreement, when calculating the amount of Damages resulting from such breach of any representation, warranty, covenant or agreement, any Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.
(f)    Notwithstanding the limitations on indemnification set forth in Section 11.02, such limitations shall not apply in the event of fraud by the Indemnifying Party.
(g)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party reasonably determines that such assignment would be materially detrimental to its reputation or future business prospects.
Section 11.06    Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, each of Seller, on the one hand, and Buyer and the Company, on the other hand, hereto waive, on behalf of themselves and their Affiliates, any rights and claims such party may have against the Buyer and the Company, on the one hand, or the Seller, on the other hand, whether in law or in equity, relating to the Business or the transactions contemplated hereby, other than in the event of fraud. Except as specifically set forth in this Agreement, the rights and claims waived include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 7.04 and this ARTICLE 11 will provide the exclusive remedy for any claim of misrepresentation, breach of warranty, covenant or other agreement arising out of this Agreement or the transactions contemplated hereby (except as set forth in Section 2.11, Section 5.02, Section 6.02, with respect to breaches of the covenants contained in Section 7.06, or with respect to remedies pursuant to any claim of misrepresentation, breach of warranty, covenant or other agreement arising out of the Ancillary Agreements).
ARTICLE 12
TERMINATION
Section 12.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by either Seller or Buyer if the Closing shall not have been consummated on or before November 30, 2016; provided, that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or
(c)    by either Seller or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c) shall give notice of such termination to the other parties.
Section 12.02    Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of the terminating party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 5.04, Section 6.01, Section 13.01, Section 13.04, Section 13.05 and Section 13.06 shall survive any termination hereof pursuant to Section 12.01.
ARTICLE 13
Miscellaneous
Section 13.01    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

TCP Algenist LLC
c/o Tengram Capital Partners
15 Riverside Avenue, First Floor
Westport, CT 06880
Attention: Richard D. Gersten and Andrew Tarshis
Facsimile No.: 203.454.6998
E-mail: rgersten@tengramcapital.com; atarshis@tengramcapital.com with a copy to:
Morrison Cohen, LLP
909 Third Avenue
New York, NY 10022
Attention: David A. Scherl and Anthony M. Saur.
Facsimile No.: (212) 735.8708
E-mail: dscherl@morrisoncohen.com and amsaur@morrisoncohen.com if to the Company, to:
Algenist Holdings, Inc.
c/o Tengram Capital Partners
15 Riverside Avenue, First Floor
Westport, CT 06880
Attention: Richard D. Gersten and Andrew Tarshis
Facsimile No.: 203.454.6998
E-mail: rgersten@tengramcapital.com; atarshis@tengramcapital.com with a copy to:
Morrison Cohen, LLP
909 Third Avenue
New York, NY 10022
Attention: David A. Scherl and Anthony M. Saur.
Facsimile No.: (212) 735.8708
E-mail: dscherl@morrisoncohen.com and amsaur@morrisoncohen.com if to Seller, to:
TerraVia Holdings, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attention: General Counsel
Facsimile No.: (650) 989-6700
E-mail: pquinlan@terravia.com

with a copy to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Alan F. Denenberg
Facsimile No.: (650) 752-3604
E-mail: alan.denenberg@davispolk.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 13.02    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(a)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 13.03    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. After the Closing, the Company shall pay the reasonable and documented expenses of Buyer incurred in connection with this Agreement, not to exceed $850,000.
Section 13.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 13.05    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 13.06    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
Section 13.07    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.08    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 13.09    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.
Section 13.10    Bulk Sales Laws. Buyer, the Company and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Seller shall indemnify and hold harmless the Company against any and all liabilities that may be enacted by third parties against the Company as a result of such noncompliance.
Section 13.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12    Disclosure Schedules. Seller has set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 13.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TCP ALGENIST LLC
By:	/s/ Richard Gersten
Name: Richard Gersten
Title: President

ALGENIST HOLDINGS, INC.
By:	/s/ Richard Gersten
Name: Richard Gersten
Title: President

TERRAVIA HOLDINGS, INC.
By:	/s/ Jonathan Wolfson
Name: Jonathan Wolfson
Title: Chairman & CEO